EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-275009, 333-278627, and 333-286781) on Form S-8 and (Nos. 333-276070, 333-274292, 333-280197, 333-282882, 333-286797, and 333-286779) on Form S-3 of our report dated April 11, 2024, with respect to the consolidated financial statements of TriSalus Life Sciences, Inc.
/s/ KPMG LLP
Denver, Colorado
May 30, 2025